Exhibit 99.2

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Transcript of May 11, 2005
Conference Call

INSIGNIA
First Quarter 2005 Financial Results

May 11, 2005
4:00 pm CT

Conference Coordinator: Good afternoon, ladies and gentlemen, and welcome to the Insignia Solutions Teleconference and Webcast.

At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star and 0 on your touchtone phone.

I would now like to introduce Ms. Teresa Thuruthiyil of Financial Dynamics. Please go ahead.

Teresa Thuruthiyil: Thank you, operator, and good afternoon and good evening everyone. Thank you for joining us to discuss Insignia Solutions’ first quarter 2005 results.

If you have not received a copy of the news release that was distributed after closed today, please refer to the company’s Web site at www.insignia.com or contact Financial Dynamics at (415)-439-4511.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Before we begin today, I would like to make a statement regarding forward-looking remarks that you may hear on today’s call.

This conference call will encompass forward-looking statements that involve risks and uncertainties, including statements regarding revenue and expenses for the second quarter of 2005, the expected benefits of the mi4e acquisition, customer demand, and Insignia’s sales pipeline and expected growth.

The results for the second quarter of 2005 of Insignia Solutions, PLC may differ from the guidance provided in this call due to factors described under risk factors in the Company’s recently filed annual report on Form 10-K with the Securities and Exchange Commission.

Statements in this call relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. Historical results are not necessarily indicative of future performance.

This call includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include but are not limited to Insignia’s delisting from NASDAQ, Insignia’s need for additional capital to sustain operations, Insignia’s need to generate significantly greater revenue to achieve profitability, and Insignia’s liquidity and capital needs.

Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission including its most recent filing on Form 10-K. This filing is available on a Web site maintained by the SEC at http://www.sec.gov.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Insignia Solutions does not undertake an obligation to update forward-looking statements or other statements in this call.

Additionally, a replay of this conference call will be available starting approximately one hour after the conclusion of this call until midnight on May 25. The number to call for the replay is (800)-753-5479, and no passcode is required. You can also access the replay of the Webcast at insignia.com.

In order for our Webcast listeners to participate during our question and answer session today, we have arranged to take questions via email in addition to our usual telephone process.

If you have a question during this call, please send the question to the following address: www. - I’m sorry the following email address: insignia@sd-us.com.

Management will answer as many questions as possible during the course of this call.

Joining us on the call are Mark McMillan, CEO of Insignia Solutions, and Roger Friedberger, Interim Chief Financial Officer.

At this time, we’ll begin with comments from CEO, Mark McMillan.

Please go ahead, Mark.

Mark McMillan: Thank you, Teresa, and good afternoon everyone.

I’ll start the call today with an update on the company’s business and funding status. Then Roger Friedberger, our interim CFO will review our cost,

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

profitability and cash flow. Afterwards, we’ll open this call up for your questions.

First, let me welcome Roger to the call. Roger stepped in as interim CFO upon the resignation Bob Collins about three weeks ago.

Prior to Bob’s resignation, Roger had been retained on a consulting basis since early April to assist in our strategic planning. He has both many years of experience with European software companies that are publicly traded in the US and a familiarity with Insignia having served as our CFO from 1989 to 1996.

I and our board are pleased to welcome him back. It’s our plan, if circumstances permit, for Roger to transition to a fulltime permanent position at Insignia.

Secondly, I’d like to say that I’m very pleased with what we’ve accomplished thus far this year. These accomplishments include a strong ramp in revenue and product (redemption), completing a strategic acquisition, progress towards the integration of that acquisition, and the securing of financing designed to meet the company’s needs.

As a mobile device management industry grows and matures, Insignia’s investments in technology, standards creation, channel relationships, and product advancements are starting to yield business results. We are excited about the current momentum in our business and continue to strive towards building a solid business as a leader in Over-The-Air mobile device management solutions.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

On the revenue front, Insignia posted $462,000 of revenue for the first quarter, up $8,000 in Q4 of last year and $319,000 of the same quarter a year ago, a 45% growth rate.

For the period from January 1 to March 15 when we closed the acquisition of mi4e, mi4e posted $213,000 in revenue. Therefore, the combined revenues for the two companies for the quarter was $675,000.

Nine customers contributed to the combined revenue with the largest representing one third of the combined revenues. Nineteen percent of the combined revenues was a result of Insignia’s Open Management Client. Thirty percent of the combined revenues was a result of Insignia’s SSP product. And 51% was a result of mi4e’s DMS Server product.

Our bookings so far this quarter has been good. We expect Q2 revenue to exceed the combined revenue reported for Q1.

We are also pleased with the market adoption of our products. Today we announced that TTPCom licensed Insignia Open Management Clients or OMC, a standards-based device management client for mobile phones. TTPCom will offer Insignia’s OMC with its AJAR mobile application platform to support parameter setting and provisioning of mobile data services.

TTPCom has established a world-leading position with its GPRS, EDGE, and 3G protocol software, and offers rapid customization of handsets to its AJAR applications framework.

More than 40 million devices incorporation TTPCom technology were shipped during 2004. Going forward, devices with TTPCom technology will

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

also incorporate Insignia’s OMC to enable advanced mobile device management features. TTPCom will sublicense OMC on a per device royalty basis.

We also recently announced that Hutchinson 3G Austria adopted Insignia’s DMS server to assist in the simplification of their mobile email service. This project is scheduled to commercially launch next week and should enable Hutchinson both to increase the number of mobile email users and to lower their support costs. This agreement includes a revenue share for Insignia on future mobile email revenues.

We also licensed components of our OMC to Red Bend, a vendor of firmware OTA solutions. This is an important agreement for both companies. It delivers standards-based interoperability to Red Bend and greatly improves interoperability for SSPv2 server.

An additional development during the quarter was the expansion of an agreement that existed between Axalto and mi4e. During Q1, this existing agreement was extended to include additional products including Insignia’s OMC and SSPv2.

Axalto is a leader in the GSM SIM card market. They have over 4,500 employees and have licensed their SIM management platform to over 90 mobile operators. Since 2003, they’ve been a customer of mi4e with several carrier wins having been completed to date.

We are pleased to be working with Axalto and view them as a key strategic partner. They contribute global reach, extensive integration capabilities, and a large portfolio carrier relationships to our strategic plan.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Axalto sublicenses Insignia’s technology to their customer base.

The results of Insignia’s technical trials have been generally positive. While most are ongoing, the ones that had been completed have resulted in our expected ratio wins and loss (unintelligible). We look forward to sharing more detail on the wins as we move to final agreement and gain customer approval for public announcements.

On the last conference call, we announced that we had signed an agreement to acquire mi4e. I’m happy to say that since then, we’ve completed the acquisition and have made progress towards the integration of the two companies’ operations.

Anders Furehed, the former CEO of mi4e is our Senior Vice President of European Operations and is heading our global product development efforts.

This acquisition is succeeding on all levels. As expected, we are seeing cross-pollination of the two companies’ products and customers. We have already seen revenue from Insignia prospects for mi4e products, and equally we have revenues from mi4e customers for Insignia products.

The organizations have folded together nicely. And we anticipate combined operating cash expenses to be in the range of Insignia’s pre-merger expenses once the integration is completed during Q3.

On April 19 of 2005, we received a NASDAQ stock determination stating that we were not, at December 31, 2004, in compliance with the stockholders’ equity requirement for continued listing which requires a minimum net shareholder equity of $2.5 million.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

As of December 31, Insignia had a net shareholder equity of $1.3 million. Today we announced the net shareholder equity of $3.6 million at March 31. We have filed an appeal and delisting had been stayed pending a hearing scheduled for the 19th of May.

We are now in compliance and have a plan to remain in compliance which includes the Fusion security subscription agreement for which we mailed the proxy to shareholders last week. Despite this, we have no guarantee that we will have fair (unintelligible) result from the hearing.

If despite our compliance, Insignia is delisted from the NASDAQ small cap market, we will move to the NASDAQ OTC market. We have confirmed that a potential move to the NASDAQ OTC would not in itself affect our Fusion agreement or our ability to draw funds. It should be noted that Fusion is a significant Insignia shareholder, and they have proven consistently to be very supportive of our business. Last week, Insignia mailed a proxy statement in which we were requesting shareholder approval for the $12 million Fusion funding transaction.

In the past, I had indicated that potential customers have raised concerns about the company’s financial stability and our ability to fund operations. These concerns are beginning to impact our business. It is imperative that management address these issues in advance of the critical period in which we believe global carriers are making vendor decisions for their mobile device management platforms.

Therefore, the company needed to structure a transaction of the size that would put these concerns to rest. Raising a pipe transaction of the minimum size needed to fund operations would not have been sufficient to alleviate these concerns, and furthermore would have continued to serve as a

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

distraction to the management during this critical period of the company’s evolution.

In addition, Insignia needs sufficient funding to meet the NASDAQ equity requirements over the medium term. For these two reasons, we believe the company needed to raise in excess of $10 million. The problem with the fundraising of this size with a share price where it is today is that it will be highly diluted to the current shareholder base.

As shareholders ourselves and as managers with the fiduciary responsibility to shareholders, we are mindful of this concern. Therefore, we came to the conclusion that the security subscription agreement that would commit the required funds being priced at market and be drawn on in our option will be the preferable vehicle to fund the company at this time.

The key points being: one, if we don’t need the fund, we don’t have to use the facility; two, the offering price of the sharers is tied to a market-based formula; three, the funder is barred from shorting the stock; and four, we have a commitment for the $12 million over the next two and a half years.

I must stress the importance of shareholder support for this initiative. Failure to pass this proxy motion will negatively impact customer confidence, will significantly weaken our position at the NASDAQ listing hearing on the 19th of May.

We are very satisfied with the Fusion relationship. It satisfied our long-term funding need, it instills confidence in our viability with potential customers, enables a plan for continued compliance with the NASDAQ minimum shareholder equity requirements, and does so with the absolute minimum amount of dilution to Insignia shareholders.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Therefore, I respectfully ask for your support on the proxy and encourage you to reach out to any other shareholders that you know to request their vote in support of this motion as well.

I would like to remind shareholders that ADS holders which are the majority of our ownership much have their vote in at the Bank of New York by 10 am, May 17. If you don’t have your proxy materials by now, you can find them on SEC at their Web site.

I will now pass the call over to Roger who will review our profitability, expenses, and cash flow.

Roger?

Roger Friedberger:      Thank you, Mark.

As Mark already addressed this quarter’s revenues, the outlook for Q2 and our financing, I will restrict my remarks to profitability, expenses, and cash flow.

In the quarter, we had an operating loss of $1.8 million compared to 1.9 million in the same period the prior year and 2 million in the fourth quarter of 2004.

Loss per share for the first quarter of 2005 was 5 cents per share, compared to a loss of 7 cents per share in the same period in the prior year and a loss of 6 cents in the fourth quarter of 2004.

Operating expenses in the quarter were $2.3 million compared to 2.2 million n the same period in the prior year and 2 million in the fourth quarter of 2004.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

General and administrative expenses in the first quarter of 2005 included a provision for doubtful accounts of $175,000 as we took a prudent approach here.

The majority of other accounts receivable outstanding at the end of the quarter have now been collected.

We are targeting that cash operating expenses for the remainder of the year should remain level as we benefit from the cost synergies of the mi4e acquisition.

In future periods, we will, however, have approximately $100,000 per quarter of amortization of the $2.9 million of intangible assets we acquired through mi4e. We also have on the balance sheet $500,000 assigned to goodwill from the acquisition that is not subject to amortization.

The $700,000 Euro earn-out payable to mi4e shareholders is based on mi4e revenues and will not be expensed but added to goodwill as the accounting rules require.

Our expenses of $2.1 million which excludes the bad debt provision of $175,000 includes half a million - sorry - half a month’s worth of expenses from mi4e which amounted to $55,000 or a run rate of 330,000 per quarter. Well, thus looking at about $250,000 per quarter of cost synergies that we are going achieve through the acquisition.

Sales and marketing expenses for the quarter was $662,000 and declined by $146,000 in the quarter compared to last year where we had a non-cash compensation expense related to stock awards, but increased by $33,000 when

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

compared against Q4 2004, reflecting commissions tied to increase revenues in the quarter.

Research and development expenses for the quarter were $824,000 which is the same level as the prior year but $143,000 or 17% higher than Q4 2004. This increase was due to engineering contractors employed in the US which have now ended plus annual salary adjustments that became effective January 1, 2005.

General and administrative expenses, after (limiting the stores) and caused by the bad debt provision, remained level at around $620,000 against the prior year, but declined by approximately $84,000 from Q4 2004 level due to lower professional service expenses.

Now, let me talk about cash flow.

Our current quarterly cash flow expense needs run about $2.1 million. At March 31, we had about $900,000 in cash and nearly $700,000 in receivables. Thus, cash flow will remain tight until the Fusion funding is effective. We are investigating options to bridge us should this be required.

Obviously the (chew of our) cash flow issues is to get the company profitable and cash flow positive as quickly as possible. We have developed a plan on getting us to break to even and now all our attentions to our focus on executing the plan.

With that commitment, let me pass back to Mark for some final remarks before we take your questions.

Mark?

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Mark McMillan:    Thank you, Roger.

As you can tell, we’re very positive about the company’s prospects and outlook. As we fund the business for future growth, develop our product offering, and focus on opportunities with global carriers, we believe that we will continue to build the business that will produce long-term shareholder value.

We will now open the call up for your questions.

Operator?

Conference Coordinator:      Thank you.

Ladies and gentlemen, at this time if you have any question, you will need to press the star and 1 on your touchtone phone, and you will hear tone acknowledging your request. If your question has already been answered, you may remove yourself from the queue by pressing the pound key. Also if you are using a speakerphone, please pick up your handset before pressing the buttons. Callers are asked to limit themselves to one question.

One moment, please, for the first question.

Our first question comes from the line of (Charles Kushner), private investor. Please go ahead.

(Charles Kushner):      Hi, Mark, Roger — good news.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

The question I have is regarding the Q1 last year revenue and also the ACCS revenue. Could you elaborate on that? Who is Sophast Inter Corporation Company Limited and who is Telemobile Corporation? Many of us investors can’t seem to locate those companies.

Mark McMillan:    Sophast is a Thai company. It is our channel partner in Thailand.

(Charles Kushner):     Okay.

Mark McMillan:    Sales activities with operations in Southeast Asia.

Telemobile is a US company that supports phones imported from Asia and distributed in the US.

(Charles Kushner):      Okay. Is that business continuing to them or is that like a one-shot deal?

Mark McMillan:    It wasn’t a one-shot deal but I’m not aware of what the current status and deployment of that transaction is right now.

(Charles Kushner):      Okay. How about ACCS and Haier Telecom?

Mark McMillan:    Air telecoms?

(Charles Kushner):      No, I mean the H-A-I-E-R, the Chinese Haier. I’m sorry, I’m probably dropping the H because it’s a French term.

Mark McMillan:    So ACCS is a porting partner - is a hosting partner with us in China. And Haier is a handset vendor. I think what I can tell you about that program is that things in China are taking a lot longer than we had anticipated they would be.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

(Charles Kushner): Okay. Thank you.

Conference Coordinator: Our next question comes from the line of (Nick McKay), private investor. Please go ahead.

(Nick McKay): Good afternoon, Mark and Roger.

During the last conference call, I inquired about our relationship with Intel. And Mark you referred me to Peter Bernard and we never received that update. Could you cover that, please?

Mark McMillan: Well, I can’t give you enough detailed update on our relationship with Intel. I know that there is some level of collaboration with them. We have some joint customers. They’re not, you know, high level strategic partnership but there is some level of collaborations on supporting their chipsets with our client technology.

Conference Coordinator: We’ll move next to the line of (Bob Siegman), private investor. Please go ahead.

(Bob Siegman): Hi, gentlemen.

Mark McMillan: Hello.

(Bob Siegman): Minor question, just want know about the last carry-forward situation is.

Mark McMillan: Roger is looking that up.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Roger Friedberger: Please be cautious that I’ve only been three weeks on the job and don’t have every number at the top of my head.

Mark McMillan: While he’s researching it, do you have other questions?

(Bob Siegman): No. I can wait, and you can go on with somebody else and come back.

Mark McMillan: Okay, why don’t we do that? Thank you.

Do we have another question?

Conference Coordinator: Our next question comes from the line of (Richard Hennessey), private investor. Go ahead, please.

(Richard Hennessey): Hi, Mark.

My question is along the line with Axalto. We never saw a really good definition of the I guess the business model through Axalto. And I know that PR was released in Europe and not to the US Financial News. Is there any way you could give us a little bit more detail on that arrangement?

Mark McMillan: Well, I tried to cover that in my prepared text today. Axalto...

((Crosstalk))

(Richard Hennessey): ... minutes, I apologize. I could move on to another question if you want.

Mark McMillan: Okay, do you have another question?

(Richard Hennessey): Yes.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Is there any activity in the TI TrustZone architecture and deployment? I know that nothing has been recently announced about that but it seems like that could be baking in the background that could be significant in the future. I didn’t know if there’s any movement in that area.

Mark McMillan: TrustZone is an ARM technology.

(Richard Hennessey): Uh-huh.

Mark McMillan: And to my understanding that’s still some ways out from deployment on any devices.

It is a technology that will leverage with our client technology when it finally gets on devices. We had some collaboration with ARM back when they were designing the product, and just to make sure that we could utilize that their doing. And I think it goes pretty quite for actually a number of years until they begin to ship on devices. I believe it’s sometime out.

(Richard Hennessey): Okay. Thank you. I’ll get back in line.

Man: (Unintelligible) questions.

Roger Friedberger: Okay, so here’s the question on the last carry-forward.

At the end of December, it was about $50 million for US federal taxes and $20 million in California.

Mark McMillan: Do we have another question?

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Conference Coordinator: We’ll move next in line of (Colin Dottard), private investor. Go ahead, please.

(Colin Dottard): Good afternoon, gentlemen.

Mark McMillan: Good afternoon.

(Colin Dottard): What is the - Mark, you made reference to — that you’re gaining the percentage of wins with the trials that you’ve been which was 10 and then that you’re going to start 14 more I believe, and you said that you’re getting the projected percentage of these wins that you expected.

What is that percentage?

Mark McMillan: Well, you know, we actually debated giving a little bit more granularity on that during the call the today. But because I also indicated that we haven’t gotten the contracts on those yet, we’re getting notifications of the results of those, I’d like to defer answering, you know, sort of our win-loss record until we have a little bit more certainty on the wins as opposed to just notifications.

(Colin Dottard): All right, then what is the - how many of the 24 total trials that you were going - you were starting 10 and then had 14 more, how many of those have been completed?

Mark McMillan: I don’t think those were the exact numbers, but just a handful have actually been completed. Most of these are still in the process and vendor decisions have not been made yet.

(Colin Dottard): Okay. And could I ask one other question?

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Mark McMillan: Uh-huh.

(Colin Dottard): When gauging mi4e or - mi4e, are there revenues for let’s say Q1 of this year versus Q1 of a year ago — are they flat, are they over? And as of Q4 for this last quarter, how are mi4e’s revenues looking as far as — are they spooling up flat or spooling down?

Mark McMillan: Roger is going to look that answer up for you. And we’ll answer that one in just a moment.

And maybe we can take another call while he’s researching that.

Conference Coordinator: We’ll move next in line of (Bizad Zandi), private investor. Go ahead, please.

(Bizad Zandi): Hi, Mark; great results.

Mark, I had a couple of questions for you real fast.

Out of those nine customers, any tier one carriers in there?

Mark McMillan: Any tier one carriers in those nine customers?

(Bizad Zandi): Or any big carriers?

Mark McMillan: Yes.

(Bizad Zandi): Okay. And then...

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Mark McMillan: You know, I don’t know if there’s a scientific definition for tier one carriers but there’s large...

(Bizad Zandi): ...large carriers...

Mark McMillan: ...large carriers involved...

(Bizad Zandi): Okay.

And then one-third of the combined revenue you said was from one customer. Was that for SSP?

Mark McMillan: It was for a variety of product designs.

(Bizad Zandi): Okay.

And then the last question, you said that you received notifications, you’re going to wait for the actual contracts if you should get one and then announce. How many notifications have you received?

Mark McMillan: I really don’t want to give any more granularity into that process than what I’ve already done because the problem is some of these are verbal, some are emails.

This is something that, you know, it’s not a black or white. And the point is we’re getting notifications, some formal and informal, and we’re ending at about where we thought we’d be, and that was the message I was trying to relay.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

I don’t think that’s an accurate enough benchmark really to score keep at this stage. We can start score keeping when we move to the contract phase on those.

Conference Coordinator: We’ll move next in line of (Howard Prince), private investor. Go ahead please.

(Howard Prince): Yeah. Hi, Mark.

Great results; very happy with it.

Can you tell us what the outcomes for your meetings at Cannes were? Were there...

Mark McMillan: Well, we had a whole lot of meetings at - in Cannes. I think I had some 30-so things in my calendar that week.

We met with existing customers, we met with some prospects this week who have been notified, they intend to buy. We’ve met with customers that have now placed orders. We’ve met with potential partners that are still out there in the sort of ether and discussions.

You know, there were lots of different meetings, lots of different people in Cannes.

It’s really the big trade show of the year for our space. We don’t do a lot of trade shows. And in fact, I’m not sure that we even have one planned through the end of this year. It’s really that and then the CTIA here in the US in the spring are two big shows for us.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

But it was productive show. We demoed our new technology. We had a very busy week. And it’s moving next year from Cannes to Barcelona. But we intend to attend next year as well.

Roger Friedberger: Okay, this is Roger. I’ve got the answer to your question on the trend of mi4e revenues.

March 31 to quarter last year, they did about $129,000 which compares to $344,000 this year — so a very significant improvement.

Compared to the December 2004 quarter, that number is slightly - our - the current quarter’s numbers are slightly up on the December quarter.

So fundamentally we do have an upward trend, although consistency I would say is not fully there in terms of the trends. But it is definitely upwards.

Mark McMillan: Thank you.

Next question please.

Conference Coordinator: We’ll move next to the line of (Nick Garris) with Morgan Stanley. Go ahead, please.

(Nick Garris): Hey, Mark.

In your prepared comments you said that you expect combined revenue in Q2 to exceed the first quarter. Is that inclusive of the pre-acquisition mi4e?

Mark McMillan: Yes, I said expect revenue in Q2 to exceed the combined revenue of Q1. So we’re guiding to revenue north of $675,000.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

(Nick Garris):	Thank you. That’s what I want to know. Thank you.

Teresa Thuruthiyil: Mark, we have an emailed question from investor (Ray North).

He asks, when Insignia entered this market, the client was given away free. Now a substantial amount of Q1 revenue has been attributed to client sales, so what is the business model going forward in terms of server sales and client sales?

Mark McMillan:	We don’t give the OMA-DM version of the client away for free. The client works with even competing server. So there is no guarantee of server revenue based upon the distribution to clients. So we do charge the royalty for the client.

We still anticipate that the client will not contribute very much revenue to our overall picture in the long term. The overwhelming majority of the opportunities we see are on the server side. And that’s where we expect the primary contribution of revenue in the long term.

Teresa Thuruthiyil: Thank you. Next question.

Conference Coordinator: We’ll move next to the line of (Colin Dottard), private investor. Go ahead, please.

(Colin Gutter):	Hi again, guys.

Mark, in reference to Red Bend, was this a deal-specific thing that generated this agreement or was there something general that would just benefit both companies? Because it just seems like it came out of left field, you know, as

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

far as they had an offering, granted was an OMA compliant, but nonetheless they had some wins already in that space, and then suddenly out of left field they’re licensing our client which — it would just seem like it’s either going to be deal-specific that generated this or we’ll be more than one deal that came about. Is that something that you can comment on?

Mark McMillan:	You know, I think that probably the most appropriate party to comment on the use of the technology would be Red Bend. But it’s my understanding that Red Bend needed to support the OMA-DM standard and they looked around and they had a couple choices and who they - or where they got their technology, they could build it themselves or license it.

And it made sense for Insignia to license them hours because now when there’s a Red Bend device with the OMA-DM client, they license for us. It’s Insignia’s code running on both ends of the communication channel. And that’s a great way for us to ensure a high level of interoperability and compatibility back with our server.

That was the primary motivation for us doing that. And the motivation for Red Bend coming to us was time to market.

So it was a deal that worked out for both parties. And we have some additional follow-on collaborative work with them as well in the marketplace, so.

(Colin Dottard):	Could I ask another?

On Hutchinson, that’s just for Austria, but it’s a very large company with reaches all through the world. Do you expect a lot more to fall from that from just Austria?

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Mark McMillan:	Well, you know, we had existing agreement with Hutchinson 3G Scandinavia. So this will be a secondary property that we’re working with. And certainly we hope to have more.

(Colin Dottard):	And your Axalto sub-license, how does that effect your as far as what your revenue that you would recognize out of a deal that’s not a sub-license?

Mark McMillan:	I’m not going to speak publicly about the specific terms of that agreement.

Obviously we weighed the benefits that they bring to the table and increased distribution and sales coverage and integration capability and existing customers. As I’ve mentioned they got more than 90 customers running their infrastructure software today, carriers. And we weigh that against any potential hit to margin through the sub-licensing versus direct licensing. And it was our determination and it was a net gain to work with them

And, (Colin), you can circle back in line...

(Colin Dottard):	That’s okay.

Mark McMillan:	...one question apiece.

(Colin Dottard):	Thank you so much, Mark.

Conference Coordinator: We’ll move next to the line of (Ray English), private investor. Go ahead, please.

(Ray English):	Hi, Mark and Roger. Great progress, I’m really pleased with how the company is coming along.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Couple of revenue questions, can you describe the kind of financial structure of the Red Bend agreement? Is - well, is revenue resulting from that on a routine basis? Is it based on, you know, actual deployment (unintelligible) structure?

And then secondly, you mentioned that you have a plan for profitability. And I wondered if you could at least give us a sense of, you know, rough timeframe or range in which you expect profitability?

Mark McMillan:	Okay, I’ll - you snuck two and I’ll answer both of them.

(Ray English):	It’s a trick.

Mark McMillan:	The first - to answer the first question is — all I can say in regards to the Red Bend (unintelligible), what we’ve we included in the press announcement.

And I can try to get a little bit more clarity but can’t give much more than that because we’re covered by NDA and both parties agreed to what we announced in the press release — what we announced in the press release. And it was a buyout license.

And that what that means to me and the intent to that was make a one-time payment for the technology. And so there’s not a sustaining revenue stream from the license of that technology to Red Bend.

Now what we licensed them was an implementation of the OMA-DM standard, quite frankly, does not include a lot of intellectual property. It’s an implementation of a standard piece of code.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Our long-term benefit from the agreement with them is that it’s our code running on more phones that our server can talk to. And it’s a great message to mobile operators saying that our OMA-DM client is installed on all these Red Bend enabled devices as opposed to Red Bend developed OMA-DM code. And that’s a great way for us to relay a higher level of interoperability with these devices.

So that’s the sustaining value for Insignia, right?

(Ray English):	Okay.

Mark McMillan:	It was our assessment that if we didn’t license this technology then they’d build it themselves or buy from somebody else. Okay?

(Ray English):	Okay.

Mark McMillan:	And can you just give a reminder of what the second question was.

(Ray English):	It was any range for ultimate profitability.

Mark McMillan:	Okay.

So our visibility still isn’t great, all right? We’re - it’s improving but it’s still not great.

And so we did go out this quarter based upon where we have bookings right now. And we’re comfortable to say that revenues are going to be, quarter- over-quarter, we’re going to see some sequential quarter-to-quarter growth over the combined revenue at the end of Q1.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

We also said that we expect expense rate to get back to where it was on a pre- merger level after we make some additional integration of their operations which will be completed during Q3.

I don’t want to give any more revenue guidance than what we’ve done as far as timing just because I don’t want to mislead you or give some inaccurate information. And our visibility is, as I said, is improving but it’s not much, much better than that. Perhaps 90 days from now on the next call we’ll be in a better position to give a little bit more visibility going out.

But sales growth, we’re holding cost in line even with the merger, and we do have internal plan with internal projections that we’re working towards that they could get into the (block). But we don’t want to give anymore revenue guidance than that at this time.

(Ray English):	Okay, can you say if you expect a quarter-on-quarter revenue to continue to increase, you know, each quarter, going forward?

Mark McMillan:	We - as I said, at this time with the visibility I have, I’m (unintelligible) saying that we expect revenue growth this quarter. Certainly I’d say it’s our expectation that we’re going to see quarter-over-quarter revenue growth but this time we don’t want to guide the quarter-over-quarter revenue growth beyond Q2.

(Ray English):	Okay. Thanks a lot.

Conference Coordinator: We’ll move next to line of (Howard Prince), investor. Go ahead, please.

(Howard Prince):	Yeah. Hi, Mark.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

The focus (in one) report is thinking that this phone we’ve been talking about, carriers being reticent or - we’re actually just delaying their decisions until later on this year. But you seem to have garnered some SSP revenue possibly by signing a carrier. Can you talk about this a little bit?

Mark McMillan:	Well, you know, I think that I don’t know about (phones change) expectations, whether they’ve seen the market slowdown from what they saw before.

You know, I think we see carriers making decisions now. And when you look at the deployment time for these systems and when the phones actually start shipping in at the marketplace, I think it’s probably late this year for phone shipping in high volume.

But it depends on the marketplace. The markets are well-ahead. Japan seems to be well-ahead of some of these other markets. But globally, I think that there are expectations that I read from them and I read the same report you did on pretty much coinciding with what we see with the timing.

I don’t think we’ve seen a delay, I think that’s what we’ve been saying for sometime, is that we saw carrier decisions happening right about now. And that would mean commercial deployments later this year.

Conference Coordinator: We’ll move next to the line of (Bob Siegman) with - he’s a private investor. Go ahead, please.

(Bob Siegman):	Just a thought.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

We’ve seen some major changes in some of our engineering personnel structures of late. Do you still feel that we have an effective R&D team going forward? Some comment to how you feel about how we are currently located, situated.

Mark McMillan:	I think we’ve had very little turnover in our engineering team. We’ve had some - we’ve had a change at the top of our engineering team, and I think that sort of change is to be expected post the merger like we had. But if you look at the overall engineering organization, we’ve had very little turnover in our engineering staff.

And I don’t see - I think that we’ve made a lot of progress from a technology standpoint as I said in my prepared text. The technical trials were doing very well. So we still think that we’re very well-positioned in this marketplace.

(Bob Siegman):	Thank you very much.

Conference Coordinator: We’ll move next to the line of (Nick McKay), investor. Go ahead, please.

(Nick McKay):	Mark, earlier, somehow we were inadvertently disconnected and I don’t know if you heard my question or not but I’ll repeat it.

During the last conference call, you mentioned that or I asked about our relationship with Intel and you referred me to Peter Bernard. We never received that update. Could you please comment on our relationship with Intel?

Mark McMillan:	Yeah, I did answer that question. And I guess I’ll just be repeating for everybody. I’ll ask you to go back where we can...

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

(Nick McKay):	If you’ve already answered that question, I can get it from someone else, but I do have a follow-up question.

Mark McMillan:	Okay. You could listen to the replay of the call and get it.

(Nick McKay):	I’ll do that.

Regarding our sales personnel, Mark, are we - I shouldn’t say we - are you satisfied with the number and the quality of the personnel and their emphasis on major markets?

Mark McMillan:	I would - you know, I think a sales organization and a growing company like ours is always a work in progress. And we’ve got some great guys on staff and it’s a continual process to build the team and continue to attack the market. So I’ll never be satisfied with our sales organization.

(Nick McKay):	Do we have sufficient number of sales personnel to continue with the trial?

Mark McMillan:	We actually picked up some great sales guys with the mi4e acquisition and we have the existing staff we had on play.

And we’ve got where we - I think that you probably never have a large enough sales team. No. But at the same point, we said - we told you, we’re trying to keep expenses in line, those guys aren’t cheap. So we’ve got the right size sales team. And all those budgeting decisions are things we look hard at and we weight product investments versus sales investments and the other things you could do. And we’re pretty comfortable with the decisions that we’ve made.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

Conference Coordinator: We’ll move next to the line of (Colin Dottard), private investor. Go ahead, please.

(Colin Dottard):	Yeah, Mark.

There’s been a lot of speculation based on the last 10K that was filed and it’s in reference to — there was a clause in there or a statement in there which has never been there since you’ve been with the company in regards to your employment status which caused the whole riffraff on the investment board for Insignia as to why all of a sudden it showed up that you would have a golden parachute, not that you, you know, wouldn’t want one nonetheless. But as to why that was suddenly put in there in light of the fact that we’ve had some executive management changes.

And I was wondering if you could make a comment on that because people have been speculating there’s a buyout on the company or you can go as far as you want to go with that, I’m sure you can be as imaginative as what I’ve had to read lately.

Mark McMillan:	I think if you look at the types of employment agreement that CEOs have in public companies, you’ll see that a six-month change of control is, I wouldn’t classify that as golden parachute, it’s very standard to have that type of a thing in, and there was not a driving event to put that in.

Roger Friedberger:	And let me make the observation that that is very standard. In fact when I was with Insignia eight years ago, that was a standard operating procedure and I believe it has continued. I suspect that the disclosure might have been overlooked in the past. But you shouldn’t take it as any type of signal.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

(Colin Dottard):	I didn’t think so either but there was of people that did, so I just wanted to clarify that.

And on the carrier front, Mark, is it the same as it was before where you have low license revenue upfront and then high royalties on the backend is how you’re structuring these deals still?

Mark McMillan:	Yeah, primarily (transaction) revenue, backend-loaded is the primary structure for the deal. So we...

(Colin Dottard):	And I’ve got one other question, Mark, and I won’t bug you anymore today.

Back in the days with Geode, there was the deal with (Delphi) and you would talk about that, that (Delphi) had asked for a tremendous amount of liability to be put upon Geode. And I’m wondering, do you run into the same thing because handsets interacting with a server on a wide user base, you know, could be, you know, depending on what happens with the server, you know, Paris Hilton had her phone hacked and SSP is something that can talk to every single handset.

Have you run into the problem with server, or not servers, but carriers requesting that you have a huge amount of cash to be able to back up any problems that would take place with SSP interacting with handsets?

Mark McMillan:	No. As I said, that the financial stability of the company had been an issue in the past, probably less any indemnification back up than it would be for just making sure that we’re around the service and the product, but certainly when you license technology to customers, you have to indemnify, we do our best contractually to limit our exposure on that and weigh the level of indemnification against the upside commercial opportunities and contracts.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

And that’s just sort of risk reward thing that you go through whenever you’re licensing technologies. So we manage that in a prudent way.

(Colin Dottard):	Okay. All right, well, thanks so much, gentlemen.

Teresa Thuruthiyil:	Mark, we have a follow-up question from - that’s been emailed in from an individual investor.

The question is, have any mi4e executive left the company since the acquisition.

Mark McMillan:	Okay. And this will be our final question. I appreciate everybody dialing in but let me answer that - I can answer that very quickly, no. The mi4e team is in place and contributing and we’re pleased to have them onboard and they’re a top-notch group of folks, and working very hard up there in Stockholm.

I’d like to appreciate and thank everybody for dialing in, taking an hour out of your day to listen to an update on Insignia.

Again, let me remind you, I had this in my notes, get those proxies mailed in before the 17th. We appreciate the support if you can give it to us on the proxy, it’s important for us, next week as we go on the NASDAQ hearing.

Look forward to talking to all of you 90 days from now or thereabouts for the next call. And again, thank you for your support and continued tracking of Insignia. Bye-bye.

Conference Coordinator:	Ladies and gentlemen, that concludes our conference call for today. You may all disconnect. And thank you for participating.

INSIGNIA
First Quarter 2005 Financial Results
Moderator: Teresa Thuruthiyil
05-11-05/4:00 pm CT

END